UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 26, 2008

LAKE VICTORIA MINING COMPANY, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

333-144051
(Commission File No.)

6805 Sundance Trail
Riverside, California 92506
(Address of principal executive offices and Zip Code)

(951) 907-9911
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

a) Effective June 26, 2008, Mr. David Gamache has resigned as the Company's President, Chief Executive Officer, Chief Financial Officer, Treasurer and as a member of the Board of Directors. Mr. Gamache will stay on as an assistant to the new President. Additionally, Mr. George L. Lennox has resigned as Director and Secretary, effective June 28, 2008. There have been no disagreements between Mr. Gamache, Mr. Lennox and the Company on any matter relating to the Company's operations, policies or practices. The Company has provided a copy of the disclosures made herein to Mr. Gamache and Mr. Lennox no later than the date of filing of this Form 8K. The Company has provided Mr. Gamache and Mr. Lennox with the opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether or not they disagree with the statements made by the registrant in response to this Item 5.02 and, if not, stating the respects in which he disagrees. As of the date of filing, the Company has not received any such letter from either Mr. Gamache or Mr. Lennox. The Company will promptly file, but no later than 2 days after receipt, any such letter as an exhibit to an amendment of this Current Report on Form 8K.

b) Effective June 26, 2008, the Board of Directors appointed Dr. Roger Newell as President, Chief Executive Officer and Director of the Company. Effective June 28, 2008, the Board of Directors appointed two new Board members, Mr. Ahmed A. Magoma and Mrs. Heidi Kalenuik. Mrs. Kalenuik has been appointed to serve as Secretary and Treasurer. There are no family relationships between any director or executive officer of the Company. There are no transactions or proposed transactions in which the registrant was or is to be a participant and in which any related person had or will have a direct or indirect material interest. Following is a brief history of individual.

Dr. Roger Newell

Roger Newell served as a Vice President-Development and a Board Member of Capital Gold Corp. (CGLD) from 2000 to 2007. As such he was responsible for much of Capital Gold's engineering and business development at El Chanate Gold, Mexico and continues to serve on Capital Gold Corp's Board of Directors. He also served as President (2000 to 2006) of Capital Gold's Mexican subsidiary, Minmera Santa Rita.

Prior to this time at Capital Gold, he served as Exploration Manager/Senior Geologists for the Newmont Mining Company; Exploration Manager for Gold Fields Mining Company; and Vice President-Development, for Western Exploration Company.

Most recently, Dr. Newell joined the management team of Kilimanjaro Mining Company, Inc. (www.kilimanjaromining company.com), a private company involved in the acquisition and exploration of highly prospective resource properties in Tanzania, East Africa.

Mr. Ahmed Magoma has a BSc in geology from the University of Dar es Salaam (1992) and 16 years experience in the mining industry, wherein he has held progressively more responsible management and supervisory roles. He most recently joined Kilimanjaro Mining Company, Inc., a private company involved in the acquisition and exploration of highly prospective resource properties in Tanzania, East Africa. In addition to being a director with Kilimanjaro, Mr. Magoma is responsible for all resource property acquisitions and explorations within Tanzania. His experience encompasses gold projects from grassroots through to mining production. His field experience included working with Tanex, a subsidiary of DeBeers and other South African companies as a field geologist. Mr. Magoma worked with the Ministry of Energy and Minerals in Tanzania for a period to learn, through study, the techniques of small-scale miners to enhance their production. Mr. Magoma has worked with major gold companies Barrick and Randgold as a project geologist and then as senior project geologist with Tanzanite Africa.

Mrs. Heidi Kalenuik, originally from South Africa, is also the founder and President of Kilimanjaro Mining Company, Inc., a private company concentrated on resource property acquisitions, exploration and joint ventures in the United Republic of Tanzania. Kilimanjaro currently owns 11 prospective gold projects comprised of over 50 unique licenses, in addition to its uranium projects. Prior to Kilimanjaro, Mrs. Kalenuik was extensively involved in the precious mineral industry, including seven years exclusively in the diamond industry in South Africa. She has also worked for the past several years with over 150 private and public companies in British Columbia, Canada. The companies have included numerous resource companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 31st day of June, 2008.

LAKE VICTORIA MINING COMPANY, INC.

BY: [signature]
ITS President & CEO.